                                                                    EXHIBIT 10.8

                          EXCLUSIVE LICENSE AGREEMENT

                                    between


                  THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

                                      and


                                 UROGEN CORP.

                                      for

              DETECTION OF CARCINOMA METASTASES BY NUCLEIC ACID

                                 AMPLIFICATION


                              UC Case No. 91-145

                               TABLE OF CONTENTS
                               -----------------

Article No.                                                                     PAGE
-----------                                                                     ----
BACKGROUND.....................................................................   1
1.  DEFINITIONS................................................................   2
2.  LIFE OF PATENT EXCLUSIVE GRANT.............................................   4
3.  SUBLICENSES................................................................   4
4.  PAYMENT TERMS..............................................................   5
5.  LICENSE-ISSUE FEE..........................................................   6
6.  LICENSE MAINTENANCE FEE (MILESTONES).......................................   6
7.  EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES..............................   7
8.  DUE DILIGENCE..............................................................   7
9.  PROGRESS AND ROYALTY REPORTS...............................................   8
10. BOOKS AND RECORDS..........................................................   9
11. LIFE OF THE AGREEMENT......................................................  10
12. TERMINATION BY THE REGENTS.................................................  10
13. TERMINATION BY LICENSEE....................................................  11
14. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION..................  11
15. USE OF NAMES AND TRADEMARKS................................................  11
16. LIMITED WARRANTY...........................................................  12
17. PATENT PROSECUTION AND MAINTENANCE.........................................  13
18. PATENT MARKING.............................................................  15
19. PATENT INFRINGEMENT........................................................  15
20. INDEMNIFICATION............................................................  16

21. NOTICES....................................................................  17
22. ASSIGNABILITY..............................................................  18
23. NO WAIVER..................................................................  18
24. FAILURE TO PERFORM.........................................................  18
25. GOVERNING LAWS.............................................................  18
26. PREFERENCE FOR UNITED STATES INDUSTRY......................................  19
27. GOVERNMENT APPROVAL OR REGISTRATION........................................  19
28. EXPORT CONTROL LAWS........................................................  19
29. SECRECY....................................................................  19
30. MISCELLANEOUS..............................................................  21

                        EXCLUSIVE LICENSE AGREEMENT
                        ----------------------------
                                    for

               DETECTION OF CARCINOMA METASTASES BY NUCLEIC ACID

                                 AMPLIFICATION

          This License Agreement (the "Agreement") is made effective this
20th day of September, 1996 (the "Effective Date") between THE REGENTS OF THE
----        ---------
UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, ("The Regents"), and UroGen Corp., a California corporation having a principal place of business at 3099 Science Park Road Suite A, San Diego, California 92121, (the "Licensee").


                                  BACKGROUND

     1. Certain inventions, generally characterized as "Detection of Carcinoma Metastases by Nucleic Acid Amplification" UC Case No. 91-145 (collectively the "Invention"), were made in the course of research at the University of California, San Diego by Drs. Robert Sobol, Mark Green, and also at Cetus Corporation by Ernest Kawasaki are covered by Regents' Patent Rights as defined below;

     2. Roche Molecular Systems, Inc., is co-owner with The Regents of the Invention and is an assignee of patent applications and resulting patents under Regents' Patent Rights;

     3. The development of the Invention was sponsored in part by the National Institute of Health, and the Veterans Administration and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. 200-212 and applicable regulations;

     4. Dr. Sobol is an employee of the Veterans Administration Medical Center. The Veterans Administration has released its rights in the Invention to Dr. Sobol. Dr. Sobol has assigned his rights to The Regents;

     5. The Licensee has evaluated the Invention under a Secrecy Agreement with The Regents (U.C. Control No. 96-20-0706);

     6. The Licensee wishes to obtain rights from The Regents for the commercial development, use, and sale of products from the Invention, and The Regents is willing to grant those rights so that the Invention may be developed to its fullest and the benefits enjoyed by the general public; and

     7. The Licensee is a "small business firm" as defined in 15 U.S.C. 632;

     8. Both parties recognize and agree that royalties due under this Agreement will be paid on both pending patent applications and issued patents;

                                - - oo 0 oo - -

          In view of the foregoing, the parties agree:

1. DEFINITIONS

        1.1 "Regents' Patent Rights" means The Regents' rights, title and interests in any subject matter claimed in or covered by any of the following:
U.S. Patent Application Serial No. 07/720,061 entitled "Detection of Carcinoma Metastases by Nucleic Acid Amplification" filed June 26, 1991 by Drs. Robert Sobol, Mark Green, and Ernest Kawasaki (abandoned), U.S. Patent Application Serial No.08/096,110 entitled "Detection of Carcinoma Metastases by Nucleic Acid Amplification" filed June 22, 1993 (abandoned), and Pending U.S. Patent Application Serial No. 08/357,565 entitled "Detection of Carcinoma Metastases by Nucleic Acid Amplification" filed December 16, 1994 and assigned to The Regents and Hoffman La Roche; and continuing applications thereof including divisions and continuation-in-part applications; but only to the extent that continuations-in-part are entitled to the priority date of the parent application, any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

        1.2 "Licensed Product" means any material that is either covered by Regents' Patent Rights, that is produced by the Licensed Method, or that the use of which would constitute, but for the license granted to the Licensee under this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights. As used in this Agreement the term Licensed Product includes Licensed Methods.

        1.3 "Licensed Methods" means any method that is covered by Regents' Patent Rights, the use of which would constitute, but for the license granted to the Licensee under this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights.

        1.4 "Net Sales" means the total of the gross invoice prices of Licensed Products sold or Licensed Methods performed by the Licensee, an Affiliate, or a sublicensee, less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; transportation charges and allowances; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to an Affiliate or sublicensee for end use by the Affiliate or sublicensee will be treated as sales at list price.

        1.5 "Affiliate" means any corporation or other business entity in which the Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which the Licensee is owned or controlled directly or indirectly by at least 50% of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least 50%, then an "Affiliate" includes any company in which the Licensee owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

        1.6 "Field of Use" means diagnosis of metastases by nucleic acid amplification.

2. LIFE OF PATENT EXCLUSIVE GRANT

        2.1 Subject to the limitations set forth in this Agreement, The Regents grants to the Licensee a world-wide license under Regents' Patent Rights to make, have made, use, sell, offer to sell and import Licensed Products and to practice Licensed Methods.

        2.2 Except as otherwise provided in this Agreement, the license granted in Paragraph 2.1 is exclusive for the life of this Agreement.

        2.3 The license granted in Paragraphs 2.1 and 2.2 is subject to all the applicable provisions of any license to the United States Government executed by The Regents and is subject to the overriding obligations to the U.S. Government under 35 U.S.C. 200-212 and applicable governmental implementing regulations.

        2.4 The licenses granted in Paragraphs 2.1 and 2.2 are limited to methods and products that are within the Field of Use. For other methods and products, the Licensee has no license under this Agreement.

        2.5 The Regents reserves the right to use the Invention and associated technology for educational and research purposes.

3. SUBLICENSES

        3.1 The Regents also grants to the Licensee the right to issue sublicenses to third parties to make, have made, use, sell, offer to sell and import Licensed Products and to practice Licensed Methods, as long as the Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, sublicenses must include all of the rights of and obligations due to The Regents (and, if applicable, the United States Government) contained in this Agreement.

        3.2 The Licensee shall promptly provide The Regents with a copy of each sublicense issued; collect and guarantee payment of all payments due The Regents from sublicensees; and summarize and deliver all reports due The Regents from sublicensees.

        3.3 Upon termination of this Agreement for any reason, The Regents, at its sole discretion, shall determine whether the Licensee shall cancel or assign to The Regents any and all sublicenses.

4. PAYMENT TERMS

        4.1 Paragraphs 1.1, 1.2, and 1.3 define Regents' Patent Rights, Licensed Products and Licensed Methods so that royalties are payable on products and methods covered by both pending patent applications and issued patents. Royalties will accrue in each country for the duration of Regents' Patent Rights in that country and are payable to The Regents when Licensed Products are invoiced, or if not invoiced, when delivered to a third party.

        4.2 Licensee shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each payment will be for earned royalties accrued within the Licensee's most recently completed calendar quarter.

        4.3 All monies due The Regents are payable in United States dollars. When Licensed Products are sold for monies other than United States dollars, Licensee shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the reporting period.

        4.4 Royalties earned on sales occurring in any country outside the United States may not be reduced by any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income. The Licensee is also responsible for all bank transfer charges. Notwithstanding this, all payments made by the Licensee in fulfillment of The Regents' tax liability in any particular country will be credited against earned royalties or fees due The Regents for that country.

        4.5 If at any time legal restrictions prevent the prompt remittance of royalties by the Licensee from any country where a Licensed Product is sold, the Licensee shall convert the amount owed to The Regents into United States funds and shall pay The Regents directly from its U.S. source of funds for as long as the legal restrictions apply.

        4.6 If any patent or patent claim within Regents' Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before the final decision or that are based on another patent or claim not involved in the final decision, or that are based on The Regents' property rights.

        4.7 No royalties may be collected or paid on Licensed Products sold to the account of the U.S. Government, any agency thereof, state or domestic municipal government as provided for in the License to the Government.

        4.8 In the event payments, rebilling or fees are not received by The Regents when due, the Licensee shall pay to The Regents interest charges at a rate of ten (10) percent per annum. Interest is calculated from the date payment was due until actually received by The Regents.

5. LICENSE-ISSUE FEE

     The Licensee shall pay to The Regents a license-issue fee of Thirty Thousand Dollars ($30,000). Fifteen Thousand Dollars ($15,000) shall be paid within thirty (30) days after the Effective Date and an additional Fifteen Thousand ($15,000) shall be paid within thirty (30) days of the first anniversary of the Effective Date. This fee is non-refundable, non-cancelable, and is not an advance against royalties.

6. LICENSE MAINTENANCE FEE (MILESTONES)

       6.1 The Licensee shall also pay to The Regents a royalty in the form of a license maintenance fee of Ten Thousand Dollars ($10,000) beginning on the second-year anniversary of the Effective Date and continuing annually on each anniversary of the Effective Date. The maintenance fee is not due on any anniversary of this Agreement if on that date Licensee is commercially selling Licensed Product and paying an earned or minimum annual royalty to The Regents on the sales of that Licensed Product. License maintenance fees are non-refundable and not an advance against earned royalties.

       6.2 The Licensee shall also pay to the Regents milestone fees according to the following schedule:

          Milestone                                                   Payments

          A. Filing of an IDE or equivalent on                        $25,000

          a Licensed Product or Licensed Method

          with the US FDA

          B. Marketing Approval of a Licensed                         $50,000

          Product or a Licensed Method by the US FDA

7. EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

       7.1 The Licensee shall also pay to The Regents an earned royalty of five percent (5%) of the Net Sales of Licensed Products or Licensed Methods.

       7.2 The Licensee shall pay to The Regents a minimum annual royalty of Fifty Thousand Dollars ($50,000) for the life of Regents' Patent Rights, beginning with the year of the first commercial sale of Licensed Product, but no later than the fifth anniversary of the Effective date. For the first year of commercial sales, the Licensee's obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in that calendar year when commercial sales commence and will be due the following February 28, to allow for crediting of the pro-rated year's earned royalties. For subsequent years, the minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the earned royalty due for the calendar year in which the minimum payment was made.

8. DUE DILIGENCE

       8.1 The Licensee, on execution of this Agreement, shall diligently proceed with the development, manufacture and sale of Licensed Products and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands.

       8.2 The Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

       8.3 The Licensee shall:

                    8.3.1 submit an IDE covering Licensed Products to the United States FDA within three (3) years from the Effective Date of this Agreement;

                    8.3.2  market Licensed Products by 2001;

                    8.3.3 reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the exclusive period of this Agreement.

       8.4 If the Licensee is unable to perform any of the above provisions, then The Regents has the right and option to either terminate this Agreement or reduce the Licensee's exclusive license to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (GRANT).

9. PROGRESS AND ROYALTY REPORTS

       9.1 Beginning February 28, 1997 and semi-annually thereafter, the Licensee shall submit to The Regents a progress report covering the Licensee's (and any Affiliate or sublicensee's) activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. Progress reports are required for each Licensed Product until the first commercial sale of that Licensed Product occurs in the United States and shall be again required if commercial sales of such Licensed Product are suspended or discontinued.

       9.2 Progress reports submitted under Paragraph 9.1 shall include, but are not limited to, the following topics:

           -    summary of work completed

           -    key scientific discoveries

           -    summary of work in progress

           -    current schedule of anticipated events or milestones

           -    market plans for introduction of Licensed Products, and

           - a summary of resources (dollar value) spent in the reporting period.

       9.3 The Licensee has a continuing responsibility to keep The Regents informed of the large/small business entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees and Affiliates.

       9.4 The Licensee shall report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

       9.5 After the first commercial sale of a Licensed Product anywhere in the world, the Licensee shall make quarterly royalty reports to The Regents on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report will cover the Licensee's most recently completed calendar quarter and will show (a) the gross sales and Net Sales of Licensed Products sold during the most recently completed calendar quarter; (b) the number of each type of Licensed Product sold; (c) the royalties, in U.S. dollars, payable with respect to sales of Licensed Products; (d) the method used to calculate the royalty; and (e) the exchange rates used.

       9.6 If no sales of Licensed Products have been made during any reporting period, a statement to this effect is required.

10. BOOKS AND RECORDS

       10.1 The Licensee shall keep accurate books and records showing all Licensed Products manufactured, used, and/or sold under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the royalty payment to which they pertain.

       10.2 Books and records must be open to inspection by representatives or agents of The Regents at reasonable times. The Regents shall bear the fees and expenses of examination but if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination then Licensee shall bear the fees and expenses of that examination.

11. LIFE OF THE AGREEMENT

       11.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date until the last-to-expire patent licensed under this Agreement; or until the last patent application licensed under this Agreement is abandoned and no patent in Regents' Patent Rights ever issues.

       11.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

                  Article 10        Books and Records

                  Article 14        Disposition of Licensed Products on Hand on Termination

                  Article 15        Use of Names and Trademarks

                  Article 20        Indemnification

                  Article 24        Failure to Perform

                  Article 29        Secrecy

12. TERMINATION BY THE REGENTS

     If the Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of default (Notice of Default) to the Licensee. If the Licensee fails to repair the default within sixty (60) days of the effective date of Notice of Default, The Regents may terminate this Agreement and its licenses by a second written notice (Notice of

Termination). If a Notice of Termination is sent to the Licensee, this Agreement will automatically terminate on the effective date of that notice. Termination will not relieve the Licensee of its obligation to pay any fees owing at the time of termination and will not impair any accrued right of The Regents. These notices are subject to Article 21 (Notices).

13. TERMINATION BY LICENSEE

       13.1 The Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Regents' Patent Rights by giving notice in writing to The Regents. Notice of termination will be subject to Article 21 (Notices) and termination of this Agreement will be effective sixty (60) days from the effective date of notice.

       13.2 Any termination under the above paragraph does not relieve the Licensee of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

14. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

     Upon termination of this Agreement the Licensee is entitled to dispose of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days provided that the sale of those Licensed Products is subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

15. USE OF NAMES AND TRADEMARKS

     Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing).

Unless required by law, the use by the Licensee of the name, "The Regents of the University of California" or the name of any campus of the University of California is prohibited.


16.  LIMITED WARRANTY

          16.1 The Regents warrants to the Licensee that it has the lawful right to grant this license.

          16.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

          16.3 IN NO EVENT MAY THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS.

          16.4 This Agreement does not:

                    16.4.1 express or imply a warranty or representation as to the validity or scope of any of Regents' Patent Rights;

                    16.4.2 express or imply a warranty or representation that
               anything made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

                    16.4.3 obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 19;

                    16.4.4 confer by implication, estoppel or otherwise any
               license or rights under any patents of The Regents other than Regents' Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Regent's Patent Rights; or

                    16.4.5 obligate The Regents to furnish any know-how not
               provided in Regents' Patent Rights.


17.  PATENT PROSECUTION AND MAINTENANCE

          17.1 As long as the Licensee has paid patent costs as provided for in this Article, The Regents or the co-owner shall diligently endeavor to prosecute and maintain the United States and foreign patents comprising Regents' Patent Rights using counsel of its choice, and The Regents shall provide the Licensee with copies of all relevant documentation so that the Licensee may be informed of the continuing prosecution and the Licensee agrees to keep this documentation confidential. The Regents' counsel will take instructions only from The Regents, and all patents and patent applications under this Agreement will be assigned solely to The Regents.

          17.2 The Regents shall use all reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products contemplated to be sold under this Agreement.

          17.3 The Licensee shall apply for an extension of the term of any patent included within Regents' Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents, and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith.

          17.4 If either party receives notice pertaining to infringement or potential infringement of any issued patent included within Regents' Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), that party shall notify the other party within ten (10) days after receipt of notice of infringement.

          17.5 The Licensee shall bear the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement. Costs billed by The Regents' counsel will be rebilled to the Licensee and are due within thirty (30) days of rebilling by The Regents. These costs include patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, or inventorship determinations. Prior costs have been paid by the co-owner.

          17.6 The Licensee may request The Regents to obtain patent protection on the Invention in foreign countries if available and if it so desires. The Licensee shall notify The Regents of its decision to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing, or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired, and must reaffirm the Licensee's obligation to underwrite the costs thereof. The absence of such a notice from the Licensee to The Regents will be considered an election not to obtain or maintain foreign rights.

          17.7 The Licensee's obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but the Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months written notice to The Regents. The Regents will use its best efforts to curtail patent costs when a notice of termination is received from the Licensee. The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but the Licensee will have no further right or licenses thereunder. Non-payment of patent costs may be deemed by The Regents as an election by the Licensee not to maintain application(s) or patent(s).

          17.8 The Regents may file, prosecute or maintain patent applications at its own expense in any country in which the Licensee has not elected to file, prosecute, or maintain patent applications in accordance with this Article, and those applications and resultant patents will not be subject to this Agreement.

18.  PATENT MARKING

          The Licensee shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

19.  PATENT INFRINGEMENT

          19.1 If the Licensee learns of the substantial infringement of any patent licensed under this Agreement, the Licensee shall call The Regents' attention thereto in writing and provide The Regents with reasonable evidence of infringement. Neither party will notify a third party of the infringement of any of Regents' Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate infringement without litigation.

          19.2 The Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights. Request must be in writing and must include reasonable evidence of infringement and damages to the Licensee. If the infringing activity has not abated within ninety (90) days following the effective date of request, The Regents then has the right to:

                    19.2.1         commence suit on its own account; or

                    19.2.2         refuse to participate in the suit,


     and The Regents shall give notice of its election in writing to the Licensee by the end of the one-hundredth (100th) day after receiving notice of written request from the Licensee. The Licensee may thereafter bring suit for patent infringement, at its own expense, if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where the Licensee had exclusive rights under this Agreement. If, however, the Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join that suit at its own expense.

          19.3 Legal action as is decided on will be at the expense of the party bringing suit and all recoveries recovered thereby will belong to the party bringing suit, but legal action brought jointly by The Regents and the Licensee and fully participated in by both will be at the joint expense of the parties and all recoveries will be shared jointly by them in proportion to the share of expense paid by each party.

          19.4 Each party shall cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party bringing suit. Litigation will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

20.  INDEMNIFICATION

          20.1 The Licensee shall indemnify, hold harmless and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of the patents and patent applications in Regents' Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, any product liability.

          20.2 The Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows, or an equivalent program of self insurance:

     Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

                       -     Each Occurrence $1,000,000

                       -     Products/Completed Operations Aggregate $5,000,000

                       -     Personal and Advertising Injury $1,000,000

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

                       -     General Aggregate (commercial form only) $5,000,000

     The coverage and limits referred to under the above do not in any way limit the liability of the Licensee. The Licensee shall furnish The Regents with certificates of insurance showing compliance with all requirements. Certificates must:

                       - Provide for thirty (30) day advance written notice to The Regents of any modification.

                       - Indicate that The Regents has been endorsed as an additional Insured under the coverage referred to under the above.

                       - Include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

          20.3 The Regents shall notify the Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article. The Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Article.

21.  NOTICES

          Any notice or payment required to be given to either party is properly given and effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to another address as is designated by written notice given to the other party.

In the case of the Licensee:  UROGEN CORP.
                              3099 Science Park Road, Suite A
                              San Diego, California 92121
                              Attention: President

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

In the case of The Regents:   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
                              Office of Technology Transfer
                              1320 Harbor Bay Parkway Suite 150
                              Alameda, California 94502
                              Attention:Executive Director;
                                         Research Administration and
                                           Technology Transfer
                              Referring to: UC Case No. 91-145


22.  ASSIGNABILITY

          This Agreement may be assigned by The Regents, but is personal to the Licensee and assignable by the Licensee only with the written consent of The Regents, which consent will not be unreasonably withheld.

23.  NO WAIVER

          No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default.

24.  FAILURE TO PERFORM

          If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

25.  GOVERNING LAWS

          THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

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

26.  PREFERENCE FOR UNITED STATES INDUSTRY

          Because this Agreement grants the exclusive right to use or sell the Invention in the United States, the Licensee agrees that any products sold in the U.S. embodying this Invention or produced through the use thereof will be manufactured substantially in the United States.

27.  GOVERNMENT APPROVAL OR REGISTRATION

          Licensee shall notify The Regents if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

28.  EXPORT CONTROL LAWS

          The Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

29.  SECRECY

          29.1 With regard to confidential information ("Data"), which can be oral or written or both, received from The Regents regarding this Invention, the Licensee agrees:

               29.1.1 not to use the Data except for the sole purpose of performing under the terms of this Agreement;

               29.1.2 to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

               29.1.3 not to disclose Data to others (except to its employees, agents or consultants who are bound to the Licensee by a like obligation of confidentiality) without the express written permission of The Regents, except

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

            that the Licensee is not prevented from using or disclosing any of the Data that:

                    29.1.3.1 the Licensee can demonstrate by written records was previously known to it;

                    29.1.3.2 is now, or becomes in the future, public knowledge other than through acts or omissions of the Licensee; or

                    29.1.3.3 is lawfully obtained by the Licensee from sources independent of The Regents; and

                    29.1.4 that the secrecy obligations of the Licensee with respect to Data will continue for a period ending five (5) years from the termination date of this Agreement.

          29.2 With regard to biological material received by Licensee from The Regents, if any, including any cell lines, vectors, genetic material, derivatives, products progeny or material derived therefrom ("Biological Material"), the Licensee agrees:

                    29.2.1 not to use Biological Material except for the sole purpose of performing under the terms of this Agreement;

                    29.2.2 not to transfer Biological Material to others (except to its employees, agents or consultants who are bound to the Licensee by like obligations conditioning and restricting access, use and continued use of Biological Material) without the express written permission of The Regents, except that the Licensee is not prevented from transferring Biological Material that:

                         29.2.2.1 becomes publicly available other than through acts or omissions of the Licensee, or

                         29.2.2.2 is lawfully obtained by the Licensee from sources independent of The Regents;

                    29.2.3 to safeguard Biological Material against disclosure and transmission to others with the same degree of care as it exercises with its own biological materials of a similar nature;

                    29.2.4 to destroy all copies of Biological Material at the termination of this Agreement.


30.  MISCELLANEOUS

          30.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          30.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

          30.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement dated April 15, 1996 is hereby terminated.

          30.4 In case any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

     IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

UROGEN CORPORATION                           THE REGENTS OF THE UNIVERSITY
                                             OF CALIFORNIA


By /s/ Paul D. Quadros                       By /s/ Terence A. Feuerborn
  -------------------------                     ---------------------------
          (Signature)                                  (Signature)



Name Paul D. Quadns                          Name: Terence A. Feuerborn
     ----------------------
         (Please Print)


Title Chairman of the Board                  Title: Executive Director,
      ---------------------
                                                     Research Administration and
                                                       Technology Transfer


Date Sept. 20, 1996                          Date           9-20-96
     -----------------------                      --------------------------




Approved as to legal form: Edwin H. Baker                  9/20/96
                          ----------------                 -------
                Edwin M. Baker, Associate Resident Counsel   Date
                Office of Technology Transfer
                University of California

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